Exhibit 99.3

PETROQUEST ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On June 19, 2013, PetroQuest Energy, L.L.C., a wholly-owned subsidiary of PetroQuest Energy, Inc. (“PetroQuest” or the “Company”), entered into a purchase and sale agreement with each of Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P., Hall-Houston Exploration IV, L.P., and GOM-H Exploration, LLC (collectively, the “Sellers”) to acquire certain producing oil and gas assets (the “Acquired Properties”) located in the shallow waters of the Gulf of Mexico (collectively, the “Acquisition”) for an aggregate cash purchase price of approximately $192.6 million (based on an effective date for the acquisitions of January 1, 2013). The Company intends to finance the Acquisition with the net proceeds from the proposed issuance of $200 million in aggregate principal amount of 10% Senior Notes due 2017 (the “New Notes”). The New Notes are expected to have terms that, subject to certain exceptions, are substantially identical to the Company’s $150 million aggregate principal amount of existing 10% Senior Notes due 2017. The Company expects the Acquisition to close in July 2013, subject to customary closing conditions.

In connection with and in order to fund the Acquisition, on June 19, 2013, the Company entered into a commitment letter to provide for senior unsecured bridge loans in the amount of up to $185 million. The availability of the loans is subject to the closing of the Acquisition and other customary closing conditions.

Also in connection with the Acquisition, the Company entered into an amendment to the Company’s senior secured bank credit facility to, among other things, permit the Acquisition, permit up to $200 million of debt to finance the Acquisition, increase the borrowing base from $150 million to $200 million upon completion of the Acquisition and increase the aggregate commitment of the lenders from $100 million to $150 million upon completion of the Acquisition.

We derived the unaudited pro forma consolidated financial statements from the historical consolidated financial statements of the Company and the statements of revenues and direct operating expenses of the Acquired Properties for the respective periods. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 and three months ended March 31, 2013 give effect to the Acquisition, the issuance of the New Notes and the obtaining of that certain bridge commitment referred to above as if they had occurred on January 1, 2012. The unaudited pro forma consolidated balance sheet as of March 31, 2013 gives effect to the Acquisition, the issuance of the New Notes and the obtaining of that certain bridge commitment referred to above as if they had occurred on March 31, 2013.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The pro forma adjustments reflected herein are preliminary and based on management’s expectations regarding the consummation of the Acquisition and the debt transaction discussed above. The Acquisition will be accounted for under the purchase method of accounting, which involves determining the fair values of assets acquired and liabilities assumed. The purchase price allocation included in the unaudited pro forma financial statements is preliminary and based on management’s best estimates as of the date of this Current Report on Form 8-K. The preliminary purchase price allocation is subject to change based on numerous factors, including the final adjusted purchase price and the final estimated fair value of the assets acquired and liabilities assumed. Any such adjustments to the preliminary estimates of fair value reflected in the accompanying unaudited pro forma consolidated financial statements could be material.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the transactions been consummated on the dates or for the periods presented. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2012 consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed on March 11, 2013, the unaudited March 31, 2013 consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q filed on May 8, 2013, the audited statements of revenues and direct operating expenses of the Acquired Properties for the years ended December 31, 2012 and 2011 filed with this Current Report on Form 8-K, and the unaudited statements of revenue and direct operating expenses of the Acquired Properties for the three months ended March 31, 2013 filed with this Current Report on Form 8-K.

PetroQuest Energy, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

as of March 31, 2013

(Amounts in thousands)

	PetroQuest Historical	Acquired Properties		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$20,963	$12,560	(e)	$33,523
Revenue receivable	15,150			15,150
Joint interest billing receivable	36,264			36,264
Prepaid drilling costs	874			874
Drilling pipe inventory	753			753
Other current assets	4,549			4,549

Total current assets	78,553	12,560		91,113
Oil and gas properties:
Oil and gas properties, full cost method	1,768,031	189,603	(a)	1,957,634
Unevaluated oil and gas properties	70,203	19,036	(a)	89,239
Accumulated depreciation, depletion and amortization	(1,495,299)			(1,495,299)

Oil and gas properties, net	342,935	208,639		551,574
Other property and equipment	12,419			12,419
Accumulated depreciation of other property and equipment	(7,867)			(7,867)

Total property and equipment	347,487	208,639		556,126

Other assets, net of accumulated depreciation and amortization	4,761	5,120	(b)	9,881

Total assets	$430,801	$226,319		$657,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$38,947			$38,947
Advances from co-owners	31,201			31,201
Oil and gas revenue payable	23,195			23,195
Accrued interest and preferred stock dividend	2,456	6,833	(c)	9,289
Asset retirement obligation	3,845			3,845
Derivative liability	3,807			3,807
Other accrued liabilities	5,678			5,678

Total current liabilities	109,129	6,833		115,962
Bank debt	60,000			60,000
Long-Term Debt	150,000	206,000	(b)	356,000
Asset retirement obligation	24,661	16,049	(a)	40,710
Derivative liability	251			251
Commitments and contingencies
Stockholders’ equity:
Preferred stock	1			1
Common stock	63			63
Paid-in capital	277,006			277,006
Accumulated other comprehensive income (loss)	(3,389)			(3,389)
Accumulated deficit	(186,921)	(2,563	)(d)	(189,484)

Total stockholders’ equity	86,760	(2,563)		84,197

Total liabilities and stockholders’ equity	$430,801	$226,319		$657,120

PETROQUEST ENERGY, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2012

(Amounts in Thousands, Except Per Share Data)

	PetroQuest Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues:
Oil and gas sales	$141,433	$45,513	(f)			$186,946
Gas gathering revenue	158					158

	141,591	45,513		—		187,104

Expenses:
Lease operating expenses	38,890	7,910	(f)			46,800
Production taxes	885					885
Depreciation, depletion and amortization	60,689			18,625	(g)	79,314
Ceiling test write-down	137,100					137,100
General and administrative	22,957			2,563	(i)	25,520
Accretion of asset retirement obligation	2,078			1,049	(g)	3,127
Interest expense	9,808			17,850	(h)	27,658

	272,407	7,910		40,087		320,404

Other income (expense):
Other income (expense)	606					606
Derivative income (expense)	(233)					(233)

	373	—		—		373

Income (loss) from operations	(130,443)	37,603		(40,087)		(132,927)
Income tax expense (benefit)	1,636				(j)	1,636

Net income (loss)	(132,079)	37,603		(40,087)		(134,563)
Preferred stock dividend	5,139					5,139

Net income (loss) available to common stockholders	$(137,218)	$37,603		$(40,087)		$(139,702)

Earnings per common share:
Basic
Net income (loss) per share	$(2.20)					$(2.24)

Diluted
Net income (loss) per share	$(2.20)					$(2.24)

Weighted average number of common shares:
Basic	62,459					62,459

Diluted	62,459					62,459

PETROQUEST ENERGY, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the three months ended March 31, 2013

(Amounts in Thousands, Except Per Share Data)

	PetroQuest Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues:
Oil and gas sales	$35,976	$15,776	(k)			$51,752
Gas gathering revenue	33					33

	36,009	15,776		—		51,785

Expenses:
Lease operating expenses	9,719	2,820	(k)			12,539
Production taxes	1,028					1,028
Depreciation, depletion and amortization	12,871			7,771	(l)	20,642
Ceiling test write-down	—					—
General and administrative	4,716					4,716
Accretion of asset retirement obligation	332			208	(l)	540
Interest expense	2,864			4,353	(m)	7,217

	31,530	2,820		12,332		46,682

Other income (expense):
Other income (expense)	194					194
Derivative income (expense)	(437)					(437)

	(243)	—		—		(243)

Income (loss) from operations	4,236	12,956		(12,332)		4,860
Income tax expense (benefit)	349				(n)	349

Net income (loss)	3,887	12,956		(12,332)		4,511
Preferred stock dividend	1,280					1,280

Net income (loss) available to common stockholders	$2,607	$12,956		$(12,332)		$3,231

Earnings per common share:
Basic
Net income (loss) per share	$0.04					$0.04

Diluted
Net income (loss) per share	$0.04					$0.04

Weighted average number of common shares:
Basic	62,834					62,834

Diluted	63,029					63,029

1. Basis of Presentation

On June 19, 2013, PetroQuest Energy, L.L.C., a wholly-owned subsidiary of PetroQuest Energy, Inc. (“PetroQuest” or the “Company”), entered into a purchase and sale agreement with each of Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P., Hall-Houston Exploration IV, L.P., and GOM-H Exploration, LLC (collectively, the “Sellers”) to acquire certain producing oil and gas assets (the “Acquired Properties”) located in the shallow waters of the Gulf of Mexico (collectively, the “Acquisition”) for an aggregate cash purchase price of approximately $192.6 million (based on an effective date for the acquisitions of January 1, 2013). The Company intends to finance the Acquisition with the net proceeds from the proposed issuance of $200 million in aggregate principal amount of 10% Senior Notes due 2017 (the “New Notes”). The New Notes are expected to have terms that, subject to certain exceptions, are substantially identical to the Company’s $150 million aggregate principal amount of existing 10% Senior Notes due 2017. The Company expects the Acquisition to close in July 2013, subject to customary closing conditions.

The accompanying unaudited consolidated pro forma financial statements present the consolidated financial statements of PetroQuest assuming the Acquisition, the issuance of the New Notes and the obtaining of the bridge commitment referred to above as of March 31, 2013 for purposes of the pro forma consolidated balance sheet as of March 31, 2013, and assuming such transactions occurred as of January 1, 2012 for purposes of the pro forma consolidated statements of operations for the year ended December 31, 2012 and three months ended March 31, 2013.

The unaudited consolidated pro forma financial statements are presented for illustrative purposes only and do not purport to represent what the Company’s financial position or results of operations would have been if the Acquisition and the issuance of the New Notes had occurred as presented, or to project the Company’s financial position or results of operations for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the Acquisition and the issuance of the New Notes and are expected to have a continuing impact on the Company’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited consolidated pro forma financial statements have been made.

2. Preliminary Purchase Accounting

The Company currently estimates that the Acquisition will close on July 3, 2013, for an estimated final adjusted purchase price of approximately $192.6 million, subject to customary closing conditions. The Acquisition will be accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed are presented based on their estimated acquisition date fair values. The purchase price allocation below is preliminary and based on management’s best estimates as of the date of this Current Report on Form 8-K. The preliminary purchase price allocation is subject to change based on numerous factors, including the final adjusted purchase price and the final estimated fair value of the assets acquired and liabilities assumed. Any such adjustments to the preliminary estimates of fair value could be material.

The following table summarizes the estimated acquisition date fair values of the net assets to be acquired in the Acquisition (in thousands):

Oil and gas properties	$189,603
Unevaluated oil and gas properties	19,036
Asset retirement obligations	(16,049)

Net assets to be acquired	$192,590

3. Pro Forma Adjustments

Pro Forma Consolidated Balance Sheet as of March 31, 2013

(a) To record the estimated fair value of the assets acquired and the liabilities assumed in the Acquisition.

(b) To record the issuance of the New Notes at an assumed premium of 3% and the related deferred financing costs.

(c) To record the portion of the net proceeds from the issuance of the New Notes with respect to interest that would have accrued from March 1, 2013 through the assumed issuance date of July 3, 2013 (“pre-issuance accrued interest”). Pre-issuance accrued interest will be included in the accrued interest to be paid on the New Notes on the first interest payment date after the issuance of the New Notes.

(d) To record $2.6 million of financing fees related to the senior unsecured bridge loans.

(e) To record the net cash impact of the above pro forma adjustments, including $6.8 million of pre-issuance accrued interest on the New Notes that will be repaid to holders of New Notes on September 1, 2013.

Pro Forma Statement of Operations for the year ended December 31, 2012

(f) To record the historical revenues and direct operating expenses related to the Acquired Properties.

(g) To record depreciation, depletion, and amortization and accretion of asset retirement obligation related to the Acquired Properties.

(h) To record interest expense related to the New Notes including amortization of the premium and related deferred financing costs. The interest expense is net of $1.5 million of estimated interest costs capitalized to unevaluated oil and gas properties.

(i) To record $2.6 million of financing fees associated with the senior unsecured bridge loans.

(j) The above pro forma adjustments have no impact on income tax expense (benefit) as a result of the Company’s full valuation allowance with respect to its net deferred tax asset.

Pro Forma Statement of Operations for the three months ended March 31, 2013

(k) To record the historical revenues and direct operating expenses related to the Acquired Properties.

(l) To record depreciation, depletion, and amortization and accretion of asset retirement obligation related to the Acquired Properties.

(m) To record interest expense related to the New Notes including amortization of the premium and related deferred financing costs. The interest expense is net of $0.5 million of estimated interest costs capitalized to unevaluated oil and gas properties.

(n) The above pro forma adjustments have no impact on income tax expense (benefit) as a result of the Company’s full valuation allowance with respect to its net deferred tax asset.

The following table sets forth unaudited pro forma information with respect to the Company’s estimated proved reserves, including changes therein, and proved developed and proved undeveloped reserves for the year ended December 31, 2012, giving effect to the Acquisition as if it had occurred on January 1, 2012. The estimates of reserves attributable to the Acquisition may include development plans for those properties which are different from those that the Company will ultimately implement. Reserve estimates are inherently imprecise, require extensive judgments of reservoir engineering data and are generally less precise than estimates made in connection with financial disclosures.

	Oil in MBbls		NGL in MMcfe		Natural Gas in MMcf		MMcfe
	PetroQuest	Acquired Properties (1)	PetroQuest	Acquired Properties (1)	PetroQuest	Acquired Properties	Pro Forma
Proved reserves as of December 31, 2011	1,395	2,365	15,112		241,926	26,930	306,527
Revisions of previous estimates	215	(248)	(959)		(52,076)	2,427	(50,802)
Extensions, discoveries and other additions	647	358	14,572		46,390	418	67,410
Sale of reserves in place	(81)	—	—		(15,806)	—	(16,292)
Production	(521)	(237)	(3,365)		(27,466)	(5,968)	(41,347)

Proved reserves as of December 31, 2012	1,655	2,238	25,360	—	192,968	23,807	265,496

Proved developed reserves	1,225	1,876	20,610	—	140,307	23,385	202,909

Proved undeveloped reserves	430	362	4,750	—	52,661	422	62,587

(1)	Proved reserves related to NGL volumes for the Acquired Properties are included in oil volumes

The following tables (amounts in thousands) present the unaudited pro forma standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by ASC Topic 932, for the year ended December 31, 2012, giving effect to the Acquisition as if it had occurred on January 1, 2012. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate. We have assumed the federal tax rate of 35% on the Acquired Properties as all but one of the properties is in federal waters. The disclosures below do not purport to present the fair market value of the Company’s oil and gas reserves. An estimate of the fair market value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, a discount factor more representative of the time value of money, and risks inherent in reserve estimates.

Standardized Measure

	Year ended December 31, 2012
	PetroQuest	Acquired Properties	Pro Forma
Future cash flows	$748,914	$294,824	$1,043,738
Future production costs	(220,750)	(40,918)	(261,668)
Future development costs	(121,346)	(22,771)	(144,117)
Future income taxes	(10,205)	(80,897)	(91,102)

Future net cash flows	396,613	150,238	546,851
10% annual discount	(164,218)	(23,639)	(187,857)

Standardized measure of discounted future net cash flows	$232,395	$126,599	$358,994

The following table presents unaudited pro forma changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2012 relating to proved oil and natural gas reserves of the Company and the Acquired Properties.

Changes in Standardized Measure

	Year Ended December 31, 2012
	PetroQuest	Acquired Properties	Pro Forma
Standardized measure at beginning of year	$303,881	$147,455	$451,336
Sales and transfers of oil and gas produced, net of production costs	(92,562)	(37,603)	(130,165)
Changes in price, net of future production costs	(138,842)	(55,252)	(194,094)
Extensions and discoveries, net of future production and development costs	104,066	26,955	131,021
Changes in estimated future development costs, net of development costs incurred during this period	69,499	19,843	89,342
Revisions of quantity estimates	(56,352)	4,657	(51,695)
Accretion of discount	34,137	22,685	56,822
Net change in income taxes	30,617	11,230	41,847
Purchase of reserves in place	—	—	—
Sale of reserves in place	(8,186)	—	(8,186)
Changes in production rates (timing) and other	(13,863)	(13,371)	(27,234)

Net increase (decrease) in standardized measure	(71,486)	(20,856)	(92,342)

Standardized measure at end of year	$232,395	$126,599	$358,994

The historical twelve-month average prices of oil, gas and natural gas liquids used in determining standardized measure as of December 31, 2012, were:

	PetroQuest	Acquired Properties
Oil, $/Bbl	$102.81	$106.88
Ngls, $/Mcfe	6.07	—
Natural Gas, $/Mcf	2.20	2.72